Exhibit 99.2

UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
December 31, 2014

The following unaudited pro forma combined financial statements are based on the audited historical consolidated financial statements of Atlas Financial Holdings, Inc. (“Atlas”) and Anchor Holdings Group, Inc. and Affiliates (“Anchor”), after giving effect to the acquisition of Anchor which was consummated on March 11, 2015. These estimates and assumptions are subject to change upon the finalization of valuations, which are contingent upon final appraisals, identifiable intangible assets and any other adjustments. Revisions to the preliminary purchase price allocation could result in significant deviation from the accompanying pro forma information. Atlas’ management believes that its assumptions provide a reasonable basis for presenting all of the significant effects of the transactions contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma combined financial information.
The following unaudited pro forma combined financial statements and explanatory notes present how the consolidated financial statements of Atlas may have appeared had the acquisition occurred on January 1, 2014 (with respect to the results of operations as reflected in the statement of comprehensive income) or as of December 31, 2014 (with respect to statement of financial position information). Certain amounts from Anchor’s historical financial statements have been reclassified to conform to Atlas’ presentation.
These unaudited pro forma combined financial statements have been derived from and should be read together with the audited historical financial statements and related notes of Atlas included in its annual report on Form 10-K for the year ended December 31, 2014 which has been filed with the Securities and Exchange Commission.
The unaudited pro forma combined financial information, as prepared by management, are presented for illustrative purposes only, and do not purport to represent what the results of operations or financial position of Atlas would have been had the acquisition actually occurred as of the dates indicated, nor is it indicative of future financial position or results of operations for any period.

Exhibit 99.2

ATLAS FINANCIAL HOLDINGS, INC.
UNAUDITED PRO FORMA COMBINED STATEMENTS OF FINANCIAL POSITION
As of December 31, 2014

(in $000's)	Historical - Audited		Pro Forma		Pro Forma
	Atlas	Anchor	Adjustments	Notes	Combined

Assets
Investments, available for sale
Fixed income securities, at fair value	$126,949	$40,586			$167,535
Equity securities, at fair value	2,093				2,093
Other investments	14,366				14,366
Total Investments	143,408	40,586	—		183,994
Cash and cash equivalents	36,586	7,081	(19,199)	2.a	24,468
Accrued investment income	660	369			1,028
Accounts receivable and other assets	49,770	9,498			59,268
Reinsurance recoverables on amounts paid	2,230	383			2,613
Reinsurance recoverables on amounts unpaid	18,421	11,838			30,259
Prepaid reinsurance premiums	3,628	3,840			7,468
Deferred policy acquisition costs	8,166	1,564			9,731
Deferred tax asset, net	17,317	491			17,808
Intangible assets	740		5,279	2.d.	6,019
Software and office equipment, net	2,819	24			2,843
Assets held for sale	166				166
Total Assets	$283,911	$75,674	$(13,920)		$345,665

Liabilities
Claims liabilities	$102,430	$31,412			$133,842
Unearned premiums	58,950	18,660			77,611
Due to reinsurers and other insurers	2,456	3,324			5,780
Note payable	—	1,400			1,400
Other liabilities and accrued expenses	10,676	2,958			13,634
Total Liabilities	$174,512	$57,754	$—		$232,266

Shareholders’ Equity
Preferred Shares	$2,000		$4,000	2.b.	$6,000

Ordinary voting common shares	34	27	(27)	2.c.	34

Restricted voting common shares	—				—

Additional paid-in capital	196,079	2,440	(2,440)	2.c.	196,079
Retained deficit	(88,794)	14,927	(14,927)	2.c	(88,794)
Accumulated other comprehensive income (loss), net of tax	80	527	(527)	2.c.	80
Total Shareholders’ Equity	$109,399	$17,920	$(13,920)		$113,399
Total Liabilities and Shareholders’ Equity	$283,911	$75,674	$(13,920)		$345,665

See accompanying notes to unaudited pro forma combined financial statements.

Exhibit 99.2

ATLAS FINANCIAL HOLDINGS, INC.
UNAUDITED PRO FORMA COMBINED STATEMENTS OF COMPREHENSIVE INCOME
For the Twelve Month Periods Ended December 31, 2014
(Dollars in thousands except for share and per share data)

	Historical - Audited		Pro Forma		Pro Forma
Consolidated Statements of Income	Atlas	Anchor	Adjustments	Notes	Combined

Net premiums earned	$98,124	$31,545			$129,669
Net investment income	3,110	1,113			4,223
Net investment (losses)/gains	382	116			498
Other income	2	490			492
Total revenue	101,618	33,264	—		134,882
Net claims incurred	61,078	20,921			81,999
Acquisition costs	14,048	4,089			18,137
Other underwriting expenses	13,863	5,411	(739)	3.a.	18,534
Expenses incurred related to acquisitions	694		(694)	3.b.	—
Total expenses	89,683	30,420	(1,433)		118,670
Income from operations before income tax expense	11,935	2,844	1,433		16,212
Income tax (benefit) expense	(5,767)	1,028	487	3.c.	(4,252)
Net income attributable to Atlas	17,702	1,816	946		20,464
Less: Preferred share dividends	94		180	3.d.	274
Net income attributable to common shareholders	$17,608	$1,816	$766		$20,190

Basic weighted average common shares outstanding	10,937,181				10,937,181
Earnings per common share, basic	$1.61				$1.85
Diluted weighted average common shares outstanding	11,341,588		200,000	3.e	11,541,588
Earnings per common share, diluted	$1.56				$1.77

Consolidated Statements of Comprehensive Income

Net income attributable to Atlas	$17,702	$1,816	$946		$20,464

Other comprehensive income:
Changes in net unrealized gains	2,029	369			2,398
Reclassification to income	257				257
Effect of income tax	(777)	(125)			(903)
Other comprehensive income for the period	1,509	243	—		1,752
Total comprehensive income	$19,211	$2,060	$946		$22,216

See accompanying notes to unaudited pro forma combined financial statements.

Exhibit 99.2

Atlas Financial Holdings, Inc.
Notes to Unaudited Pro Forma Combined Financial Statements
Basis of Presentation
The unaudited pro forma combined financial information gives effect to the acquisition of Anchor as if it had occurred (i) on December 31, 2014 for the purposes of the unaudited pro forma combined statement of financial position and (ii) on January 1, 2014 for the purposes of the unaudited pro forma combined statements of comprehensive income for the year ended December 31, 2014. The unaudited pro forma combined financial information has been prepared by Atlas’ management. Certain amounts from Anchor’s historical combined financial statements have been reclassified to conform to Atlas’ presentation.
General
This unaudited pro forma combined financial information has been prepared in conformity with generally accepted accounting principles in the United States (“GAAP”). The unaudited pro forma combined statement of financial position as of December 31, 2014 and the unaudited pro forma combined statements of comprehensive income for the year ended December 31, 2014 have been prepared using the following information:
audited historical consolidated financial statements of Atlas as of December 31, 2014, and;
audited historical combined financial statements of Anchor as of December 31, 2014, and;
such other supplementary information as considered necessary to reflect the proposed acquisition in the unaudited pro forma combined financial information.
Purchase Price and Related Considerations
On October 17, 2014, Atlas announced it had entered into a stock purchase agreement for the acquisition of Anchor from an unaffiliated third party. Such agreement was entered into on October 16, 2014, by and among Atlas and the unaffiliated third party (Seller). The Transaction was consummated on March 11, 2015.
The total estimated purchase price at March 11, 2015 for all of Anchor’s outstanding shares was $24.7 million, purchased with a combination of cash and Atlas preferred shares. Consideration consisted of a $20.7 million in cash, of which 90% was paid directly to the Seller and 10% was held in escrow (the "escrow hold-back") pending the final audit of the combined Anchor financial statements, and $4.0 million of Atlas preferred shares (consisting of a total of 4 million preferred shares with a liquidation price of $1.00 per share). We have contractual protections to offset up to $4.0 million of future reserve development. We have also agreed to provide the Seller up to $1.0 million in additional contingent consideration related to the profitability of certain lines of business.
The adjusted purchase price at March 11, 2015 is based on the audited historical combined financial statements of Anchor as of December 31, 2014 and was $23.2 million, or $19.2 million in cash and $4.0 million of Atlas preferred shares (consisting of a total of 4 million preferred shares with a liquidation price of $1 per share). The cash difference between the estimated purchase price and the adjusted purchase price, or $1.5 million, will be settled through the escrow hold-back.
Through its wholly owned insurance subsidiary, Global Liberty Insurance Company of New York, Anchor has historically underwritten personal insurance products that will not be underwritten by Atlas and are currently being non-renewed under Anchor.
Atlas began consolidating Anchor effective March 11, 2015. The purchase consideration is allocated to the assets acquired and liabilities assumed, including separately identified intangible assets, based on their fair values as of the close of the acquisition. Direct costs of the acquisition are accounted for separately from the business combination and are expensed as incurred. As the values of certain assets and liabilities are preliminary in nature, they are subject to adjustment as additional information is obtained, including, but not limited to, valuation of separately identifiable intangibles, fixed assets, deferred taxes and loss reserves. The valuations will be finalized within nine months of the

Exhibit 99.2

close of the acquisition. When the valuations are finalized, any changes to the preliminary valuation of assets acquired or liabilities assumed may result in adjustments to separately identifiable intangible assets and goodwill.
1.     For purposes of presentation in the unaudited pro forma combined financial information, the allocation of the adjusted purchase consideration is as follows:

Adjusted Purchase Consideration (in ‘000s)
Cash	$19,199
Preferred Stock	4,000
Adjusted Purchase Price	$23,199

Pro Forma Preliminary Allocation of Adjusted Purchase Price (in ‘000s)

Cash and investments	$47,667
Other current assets	25,928
Property and equipment	24
Deferred policy acquisition costs	1,564
Deferred tax assets	491
Goodwill	5,279
Total Assets	$80,953

Claims liabilities	$31,412
Unearned premiums	18,660
Accounts payable and other liabilities	7,682
Total Liabilities	$57,754
The adjusted purchase consideration amounts outlined above have been determined based upon the audited financial statements of Anchor as of December 31, 2014 and comply with terms of the October 16, 2014 stock purchase agreement.
The value of certain assets and liabilities acquired are subject to adjustment as additional information is obtained, including, but not limited to, valuation of separately identifiable intangibles (i.e. customer relationships and lists, trademarks and brands, state licenses, non-compete agreements, among other items) and deferred taxes. The valuations will be finalized within 12 months of the close of the acquisition (not including loss reserve consideration). The changes upon finalization to the pro forma preliminary allocation of adjusted purchase price may result in an adjustment to identifiable intangible assets and goodwill.
2.     Adjustments to the Unaudited Pro Forma Combined Statements of Financial Position are as follows:
a. Cash consideration paid to Seller per the terms of the SPA.
b. Issuance of $4.0 million of Atlas preferred shares, consisting of a total of 4 million preferred shares, were issued to Seller according to the terms of the stock purchase agreement. The preferred shares accrue dividends on a cumulative basis whether or not declared by the Board of Directors at the rate of $0.045 per share per year (4.5%) and may be paid in cash or in additional preferred shares at the option of Atlas. Upon liquidation, dissolution or winding-up of Atlas, holders of preferred shares receive the greater of $1.00 per share plus all declared and unpaid dividends or the amount they would receive in liquidation if the preferred shares had been converted to ordinary voting common shares immediately prior to liquidation. Preferred shares are convertible into ordinary voting common shares at the option of the holder at any date that is after the five year anniversary date of issuance at the rate of 0.05 ordinary voting common shares for each preferred share. The conversion rate is subject to change if the number of ordinary voting common shares or restricted voting common shares changes. The preferred shares are redeemable at the option of Atlas at a price of $1.00 per share plus accrued and unpaid dividends commencing at two years from the issuance date.

Exhibit 99.2

c. Elimination of Anchor equity accounts in consolidation.
d. Goodwill created based on purchase price versus fair value differential.
3.     Adjustment to the Unaudited Pro Forma Combined Statements of Comprehensive Income are as follows:
a. Elimination of Seller (owner) expenses related to salary and benefits as a result of the elimination of this executive position and the Company's decision not to rehire for this role.
b. Elimination of expenses incurred in 2014 related to the acquisition of Anchor.
c. Tax expense related to the elimination of the expenses outlined above computed using the statutory rate of 34%
d. Accrued dividends on the additional 4,000,000 preferred shares
e. Weighted average ordinary shares upon preferred share conversion used in diluted weighted average share calculation